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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-148876 on Form N-4 of our report on the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries, dated February 28, 2008, (except with respect to our opinion on the consolidated financial statements and financial statement schedules insofar as it relates to the effects of the split-off of Reinsurance Group of America, Incorporated, as disclosed in Note 2 of the consolidated financial statements as to which the date is November 13, 2008) (which expresses an unqualified opinion and includes an explanatory paragraph regarding changes in MetLife, Inc. and subsidiaries' method of accounting for deferred acquisition costs and income taxes as required by accounting guidance adopted on January 1, 2007, and its method of accounting for defined benefit pension and other postretirement plans as required by accounting guidance adopted on December 31, 2006), included in the Current Report on Form 8-K, filed on November 14, 2008, and incorporated by reference, and our report on the effectiveness of MetLife, Inc. and subsidiaries' internal control over financial reporting for the year ended December 31, 2007, dated February 28, 2008, included in the Annual Report on Form 10-K incorporated by reference, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
December 5, 2008